Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA  17061

1-866-642-7736

CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Michael D. Peduzzi, CPA Chief Financial Officer

MID PENN BANCORP, INC. REPORTS 2017 ANNUAL EARNINGS AND

CONTINUED GROWTH IN ASSETS, LOANS, AND DEPOSITS

January 26, 2018 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB), the parent company of Mid Penn Bank (the “Bank”), today reported net income (earnings) of $7,089,000 or $1.67 per common share basic and diluted for the year ended December 31, 2017, compared to earnings of $7,804,000 or $1.85 per common share basic and diluted for the year ended December 31, 2016. For the three months ended December 31, 2017, Mid Penn’s earnings were $501,000 or $0.12 per common share basic and diluted, compared to earnings of $2,076,000 or $0.49 per common share basic and diluted for the same period in 2016. The full-year and fourth quarter earnings were negatively impacted by a non-cash reduction in the value of Mid Penn’s deferred tax asset which resulted in a charge of $1,169,000 included in the provision for income taxes. This income tax adjustment was a result of the Tax Cuts and Jobs Act (TCJA) enacted on December 22, 2017, which lowered Mid Penn’s future maximum corporate tax rate from 34 percent to 21 percent. Though the reduced rate will provide tax savings to Mid Penn in future periods, the reduction resulted in the $1,169,000 write-down of Mid Penn’s deferred tax asset, which was previously valued based upon the projection of a 34 percent future tax benefit. The full-year results also included $619,000 of merger expenses, most of which were not tax deductible.

Adjusted 2017 earnings, when excluding the after-tax impact of the merger expenses and the deferred income asset charge (with such adjusted earnings being a non-GAAP measure), were $8,857,000 or $2.09 per share basic and diluted, representing a 13 percent increase compared to 2016’s full-year earnings per share of $1.85. There were no merger expenses or unusual tax charges in 2016. Non-GAAP adjusted earnings for the three months ended December 31, 2017, when excluding the after-tax impact of the merger-related expenses and the deferred tax asset charge, were $1,820,000 or $0.43 per common share basic and diluted. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Measures (Unaudited)” for a discussion of our use of non-GAAP adjusted financial information, which include tables reconciling GAAP and non-GAAP adjusted financial measures, for the periods ended December 31, 2017 and 2016.

Mid Penn also reported total assets of $1,170,354,000 as of December 31, 2017, an increase of $137,755,000 or 13 percent compared to total assets of $1,032,599,000 as of December 31, 2016. Mid Penn realized favorable loan growth, primarily in commercial relationships, of $96,480,000 or over 11 percent since December 31, 2016. This asset and loan growth was principally funded by an increase in deposits of $88,195,000 or over 9 percent since year-end 2016, with $40,903,000 of the deposit growth being in noninterest-bearing accounts.

MERGER & ACQUISITION ACTIVITIES

On January 8, 2018, Mid Penn announced the successful completion of the legal acquisition of The Scottdale Bank & Trust Company (“Scottdale”), under which each share of Scottdale common stock issued and outstanding immediately prior to January 8, 2018 converted into the right to receive (i) $1,166 in cash without interest or (ii) 38.88 shares of Mid Penn common stock. As a result, Mid Penn issued approximately 1.9 million shares of Mid Penn common stock and cash of approximately $2.8 million in merger consideration. On a pro forma basis, after the Scottdale acquisition, Mid Penn will have approximately $1.4 billion in total assets.

Additionally, on January 16, 2018, Mid Penn entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Priority Financial Corp. (“First Priority”) pursuant to which First Priority will merge with and into Mid Penn (the “Merger”), with Mid Penn being the surviving corporation in the Merger. The acquisition will expand Mid Penn’s footprint into southeastern Pennsylvania, including Chester, Berks, Montgomery, and Bucks counties. On a pro forma basis, the combined company will have over $2 billion in total assets. Under the terms of the Merger Agreement, shareholders of First Priority will receive 0.3481 shares of Mid Penn common stock for each share of First Priority common stock they own. Subject to customary closing conditions including regulatory and shareholder approvals, it is expected that the Merger will be completed in the third quarter of 2018.

PRESIDENT’S STATEMENT

We are pleased to report Mid Penn's financial results for the year ended December 31, 2017, which reflect continued growth in our core operating revenues, a double-digit percentage increase in total loans for the third straight year, and the majority of this growth funded by lower-cost deposits. That growth was enhanced by our continued commitment to strong asset quality as reflected by the fact that, for 2017, we experienced net loan recoveries, which helped us to reduce our required provisions to our Allowance for Loan Losses. Additionally, we recognized revenue increases from certain key noninterest income sources, including our trust and wealth management and small business lending functions.

As with many banks, our net income was adversely impacted by the large income tax charge from the write-down of our deferred tax asset as a result of the recently enacted Tax Cuts and Jobs Act. However, we expect this one-time non-cash charge will be more than offset in future years by the tax savings we will realize as our maximum federal income tax rate will decrease significantly from 34 percent to 21 percent. Furthermore, our 2017 results included substantial merger expenses related to the Scottdale acquisition, which was completed in January of 2018. Although these merger expenses negatively affected our results for 2017, we are confident that the investment we made in acquiring Scottdale will provide measurable benefits through increased profitability and growth for our franchise, particularly in the new offices and markets added in Western Pennsylvania.

Reflective of our core banking profitability and franchise growth, Mid Penn is proud to deliver another year of increased value and sound returns to our shareholders. Our common stock appreciated in price by $9.27 per common share during the twelve months ended December 31, 2017, with a closing price of $33.10 as of December 31, 2017. Additionally, shareholders who held our stock for the full year received $0.62 per share in cash dividends paid during 2017. Including both the stock price appreciation and cash dividends paid, the $9.89 of combined value reflects a 42% total annual return on the $23.83 closing price of Mid Penn common stock as of December 31, 2016.

We are driven to maintain our positive momentum in 2018. In addition to finalizing the Scottdale acquisition in January 2018, we proudly opened our newest branch as we re-established a full-service office in Halifax, PA. Additionally, on January 16, 2018, Mid Penn announced a proposed merger with First Priority Financial Corp., an institution based in southeastern Pennsylvania with an excellent banking reputation. The prospective merger with First Priority will provide us with the opportunity to expand into new and dynamic markets while adding a number of well-respected and talented employees. In both our legacy operations and these new markets, we will continue to pursue our core banking success through our demonstrated ability to develop and grow mutually beneficial relationships with our customers.

We remain focused on generating high quality loan and deposit relationships, supported by fee-based activities and effective integration of technology, all while ensuring a priority commitment to asset quality and customer service. By delivering the best possible banking products and services for our customers, we are confident that we will provide increased value and an attractive financial return for our shareholders.

OPERATING RESULTS

Net Interest Income and Net Interest Margin

Net interest income was $37,588,000 for the year ended December 31, 2017, an increase of $2,743,000 or 8 percent compared to net interest income of $34,845,000 for the year ended December 31, 2016.

For the year ended December 31, 2017, Mid Penn’s tax-equivalent net interest margin was 3.68% compared to 3.82% for the year ended December 31, 2016. The decrease in the net interest margin year over year was attributed to both an increase in the cost of deposits and a lower yield earned on the investment portfolio. For the ended December 31, 2017, the overall investment portfolio yield was 2.36%, compared to an investment portfolio yield of 2.93% for the same period in 2016. The reduction was attributed to Mid Penn establishing a held-to-maturity investment portfolio including lower-risk and lower-yielding U.S. Treasury notes and U.S. agency mortgage-backed securities during 2017. The held-to-maturity portfolio was established to support the Bank’s growth in public fund deposit pledging requirements.

Noninterest Income

During the twelve months ended December 31, 2017, noninterest income was $5,693,000 reflecting a decrease of $231,000 or 4 percent compared to noninterest income of $5,924,000 for the twelve months ended December 31, 2016. Excluding net gains on sales of securities for both years, noninterest income increased $773,000 when comparing the twelve months ended December 31, 2017 to the prior year.

Mid Penn increased its origination and sales activities related to Small Business Administration (“SBA”) loans, resulting in gains of $800,000 from related loan sales during the year ended December 31, 2017, an increase of $330,000 or 70 percent compared to SBA loan sales gains of $470,000 for the twelve months ended December 31, 2016. More qualified small business borrowers continue to take advantage of Mid Penn’s Preferred Lender status with the SBA.

Income from fiduciary activities was $845,000 for the twelve months ended December 31, 2017, an increase of $364,000 or 76 percent compared to fiduciary income of $481,000 for the year ended December 31, 2016. These additional revenues were attributed to trust assets under management significantly increasing over the past twelve months as a result of successful business development efforts by Mid Penn’s expanded team of trust and retail investment officers.

ATM debit card interchange income was $937,000 for the twelve months ended December 31, 2017, an increase of $93,000 or 11 percent compared to interchange income of $844,000 for the same period in 2016. The additional income is a result of an increased volume of transactional checking accounts and an increase in Mid Penn Bank ATM debit card transactions across our market area.

Net gains on sales of securities were $42,000 for the twelve months ended December 31, 2017, a decrease of $1,004,000 or 96 percent compared to net gains on sales of securities of $1,046,000 during the year ended December 31, 2016. During 2016, Mid Penn took advantage of favorable fixed income investment market conditions and increased fair values on several securities to reposition some of its investment portfolio, including selling a large volume of longer-term and rate-sensitive CMOs, as well as certain municipal bonds and agency notes.

Noninterest Expense

During the year ended December 31, 2017, noninterest expenses totaled $31,367,000, an increase of $2,549,000 or 9 percent compared to noninterest expenses of $28,818,000 for the year ended December 31, 2016.

Salaries and employee benefits expense increased $1,365,000 or 9 percent during the twelve months ended December 31, 2017, versus the same period in 2016, with the increase attributable to (i) the addition of commercial lending personnel and credit support staff in alignment with Mid Penn’s core banking growth and expanding markets, (ii) retail staff additions at the New Holland and Orwigsburg locations which opened in 2017 and the Oregon Pike location opened in late 2016, and (iii) an increased volume of covered employees and healthcare claims as Mid Penn maintains a self-funded medical plan as part of a consortium.

In connection with the acquisition of Scottdale, Mid Penn incurred $619,000 of merger related expenses during 2017, while no merger related expenses were incurring in 2016.

Occupancy expenses increased $448,000 or 22 percent during the year ended December 31, 2017 compared to the same period in 2016. In the twelve months since December 31, 2016, Mid Penn added facility operating costs associated with opening the above-noted three new branch offices, as well as incurring full-year costs for loan production offices opened during 2016 in Lancaster and Franklin Counties in Pennsylvania.

Mid Penn’s FDIC assessment costs were $792,000 during the twelve months ended December 31, 2017, an increase of $104,000 or 15 percent compared to the FDIC assessment of $688,000 for the twelve months ended December 31, 2016. The increase is due to Mid Penn’s growth in deposits and assets, which increased the base amount used to determine the FDIC insurance assessment.

Legal and professional fees for the twelve months ended December 31, 2017 increased by $91,000 or 13 percent compared to the same period in 2016 due to increased third-party services for wealth management, audit, and public relations activities.

Pennsylvania bank shares tax expense decreased $197,000 or 30 percent during the twelve months ended December 31, 2017 versus the same period in 2016, due to the additional Pennsylvania-eligible tax credits generated from Mid Penn’s increased level of charitable donations to support education and community development organizations throughout the markets it serves. The increased amount of charitable contributions supported part of the increase in Other Expenses.

FINANCIAL CONDITION

Loans

Total loans at December 31, 2017 were $910,404,000 compared to $813,924,000 at December 31, 2016, an increase of $96,480,000 or over 11 percent. The majority of Mid Penn’s loan portfolio and growth continues to be commercial loans, including both commercial and industrial financing, and commercial real estate credits.

Deposits

Total deposits increased $88,195,000 or over 9 percent, from $935,373,000 at December 31, 2016 to $1,023,568,000 at December 31, 2017, due to both retail branch deposit growth and cash management sales efforts.

Investments

During 2017, Mid Penn added a held-to-maturity pool to its overall investment portfolio, and as of December 31, 2017, had $101,356,000 of held-to-maturity securities recorded at amortized cost. No securities were designated as held-to-maturity at December 31, 2016. Mid Penn’s total available-for-sale securities portfolio decreased $40,160,000 or 30 percent, from $133,625,000 at December 31, 2016 to $93,465,000 at December 31, 2017, as some available-for-sale investments were sold to fund both the held-to-maturity pool and loan growth.

Capital

Shareholders’ equity increased by $5,236,000 or 7 percent, from $70,467,000 at December 31, 2016 to $75,703,000 at December 31, 2017. The increase during the twelve months ended December 31, 2017 was attributed to both (i) growth in retained earnings through year-to-date net income and (ii) other comprehensive income primarily due to the after-tax unrealized appreciation in the value of the available-for-sale investment portfolio since December 31, 2016. Regulatory capital ratios for both Mid Penn and the Bank exceeded regulatory “well-capitalized” levels at both December 31, 2017 and 2016.

ASSET QUALITY

Total nonperforming assets were $11,308,000 at December 31, 2017, compared to $5,759,000 at December 31, 2016 and $6,062,000 at December 31, 2015. The ratio of nonperforming assets to total loans and other real estate was 1.24% as of December 31, 2017, compared to 0.71% as of December 31, 2016, and 0.82% as of December 31, 2015. The increase in nonperforming assets is primarily due to two loan relationships totaling $7.3 million, with a combined $150,000 specific allowance allocation, being placed on nonaccrual status during the latter six months of 2017. Mid Penn had net loan recoveries of $98,000 for the twelve months ended December 31, 2017, compared to net loan charge-offs of $855,000 during the same period of 2016. The net recoveries were a result of Mid Penn’s successful collection and workout efforts on previously impaired loan relationships.

Based upon its analysis of loan and lease loss allowance adequacy, management recorded a $325,000 loan loss provision for the year ended December 31, 2017, compared to $1,870,000 for the year ended December 31, 2016. The significant net principal recoveries during the twelve months ended December 31, 2017 added $98,000 to the allowance for loan loss balance. Also, as a result of favorable workout activities of certain impaired credits, the amount of required specific allocations in the allowance was reduced as of December 31, 2017 as compared to the prior year end. The allowance for loan and lease losses as a percentage of total loans was 0.84% at December 31, 2017, compared to 0.88% at December 31, 2016, and 0.84% at December 31, 2015. Loan loss reserves as a percentage of nonperforming loans were 68% at December 31, 2017, compared to 130% at December 31, 2016, and 126% at December 31, 2015. Management believes, based on information currently available, that the allowance for loan and lease losses of $7,606,000 is adequate as of December 31, 2017 to cover probable and estimated loan losses in the portfolio.

FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	December 31,	December 31,	Change
	2017	2016	$	%

Total Assets	$1,170,354	$1,032,599	$137,755	13.3%
Total Loans	910,404	813,924	96,480	11.9%
Total Deposits	1,023,568	935,373	88,195	9.4%
Total Equity	75,703	70,467	5,236	7.4%
Book Value per Share	17.85	16.65	1.20	7.2%
Tangible Book Value per Share *	16.82	15.59	1.23	7.9%

* Non-GAAP measure; see Reconciliation of Non-GAAP Measures

OPERATING HIGHLIGHTS (Unaudited):

	Three Months Ended				Years Ended
(Dollars in thousands, except	December 31,		Change		December 31,		Change
per share data)	2017	2016	$	%	2017	2016	$	%

Net Interest Income	$9,487	$9,129	$358	3.9%	$37,588	$34,845	$2,743	7.9%
Net Income	$501	$2,076	$(1,575)	-75.9%	$7,089	$7,804	$(715)	-9.2%
Basic Earnings per Common Share	$0.12	$0.49	$(0.37)	-75.5%	$1.67	$1.85	$(0.18)	-9.7%
Adjusted Earnings per Common Share *	$0.43	$0.49	$(0.06)	-12.5%	$2.09	$1.85	$0.25	13.3%
Return on Average Equity	2.58%	11.19%	N/A	-76.9%	9.48%	10.71%	N/A	-11.5%

* Non-GAAP measure; see Reconciliation of Non-GAAP Measures

CAPITAL RATIOS (Unaudited):

			To Be Well-Capitalized
			Under Prompt
			Corrective Action
	December 31, 2017	December 31, 2016	Provisions:

Leverage Ratio	6.5%	6.8%	5.0%
Common Tier 1 Capital (to Risk Weighted Assets)	8.5%	9.1%	6.5%
Tier 1 Capital (to Risk Weighted Assets)	8.5%	9.1%	8.0%
Total Capital (to Risk Weighted Assets)	11.3%	11.0%	10.0%

RECONCILIATION OF NON-GAAP MEASURES (Unaudited:)

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is our book value.  We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets.  Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.   We believe earnings per share excluding the after-tax impact of merger-related expenses and the adjustment of the deferred tax asset provides important supplemental information in evaluating Mid Penn’s operating results because these charges are not incurred as a result of ongoing operations.  Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

RECONCILIATION OF NON-GAAP MEASURES, CONTINUED (Unaudited:)

Tangible Book Value per Share
	December 31,	December 31,
(Dollars in thousands, except per share data)	2017	2016

Shareholder's Equity	$75,703	$70,467
Less: Goodwill	3,918	3,918
Less: Core Deposit and Other Intangibles	434	539
Tangible Equity	$71,351	$66,010

Common Shares Issued and Outstanding	4,242,216	4,233,297

Tangible Book Value per Share	$16.82	$15.59

Earnings Per Share Excluding Non-Recurring Expenses	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2017	2016	2017	2016

Net Income	$501	$2,076	$7,089	$7,804
Plus: Merger and Acquisition Expenses	152	-	619	-
Less: Tax Effect of Merger and Acquisition Expenses	2	-	20	-
Plus: Adjustment of Deferred Tax Asset	1,169	-	1,169	-
Net Income Excluding Non-Recurring Expenses	$1,820	$2,076	$8,857	$7,804

Weighted Average Shares Outstanding - denominator	4,240,802	4,232,191	4,236,616	4,229,284

Earnings Per Share Excluding Non-Recurring Expenses	$0.43	$0.49	$2.09	$1.85

CONSOLIDATED BALANCE SHEETS (Unaudited):

(Dollars in thousands)	December 31, 2017	December 31, 2016
ASSETS
Cash and due from banks	$19,795	$13,493
Interest-bearing balances with other financial institutions	3,028	2,003
Federal funds sold	691	30,477
Total cash and cash equivalents	23,514	45,973

Investment securities available for sale	93,465	133,625
Investment securities held to maturity, at amortized cost (fair value $100,483 and $0)	101,356	—
Loans held for sale	1,040	1,959
Loans and leases, net of unearned interest	910,404	813,924
Less: Allowance for loan and lease losses	(7,606)	(7,183)
Net loans and leases	902,798	806,741

Bank premises and equipment, net	16,168	11,074
Bank premises and equipment held for sale	—	1,894
Cash surrender value of life insurance	13,042	12,780
Restricted investment in bank stocks	4,384	2,443
Foreclosed assets held for sale	189	224
Accrued interest receivable	4,564	3,928
Deferred income taxes	1,888	4,286
Goodwill	3,918	3,918
Core deposit and other intangibles, net	434	539
Other assets	3,594	3,215
Total Assets	$1,170,354	$1,032,599
LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$163,714	$122,811
Interest-bearing demand	349,241	317,533
Money Market	246,220	252,271
Savings	62,770	60,163
Time	201,623	182,595
Total Deposits	1,023,568	935,373

Short-term borrowings	34,611	—
Long-term debt	12,352	13,581
Subordinated debt	17,338	7,414
Accrued interest payable	645	515
Other liabilities	6,137	5,249
Total Liabilities	1,094,651	962,132

Shareholders' Equity:
Common stock, par value $1.00; authorized 10,000,000 shares; 4,242,216 and 4,233,297 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	4,242	4,233
Additional paid-in capital	40,970	40,688
Retained earnings	32,224	28,399
Accumulated other comprehensive loss	(1,733)	(2,853)
Total Shareholders’ Equity	75,703	70,467
Total Liabilities and Shareholders' Equity	$1,170,354	$1,032,599

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

(Dollars in thousands, except per share data)	Years Ended December 31,
	2017	2016	2015
INTEREST INCOME
Interest and fees on loans and leases	$40,156	$36,402	$32,840
Interest on interest-bearing balances	18	12	44
Interest and dividends on investment securities:
U.S. Treasury and government agencies	2,273	1,346	1,222
State and political subdivision obligations, tax-exempt	1,113	2,066	2,000
Other securities	217	304	382
Interest on federal funds sold	115	82	2
Total Interest Income	43,892	40,212	36,490
INTEREST EXPENSE
Interest on deposits	5,463	4,514	3,889
Interest on short-term borrowings	111	15	47
Interest on long-term and subordinated debt	730	838	671
Total Interest Expense	6,304	5,367	4,607
Net Interest Income	37,588	34,845	31,883
PROVISION FOR LOAN AND LEASE LOSSES	325	1,870	1,065
Net Interest Income After Provision for Loan and Lease Losses	37,263	32,975	30,818
NONINTEREST INCOME
Income from fiduciary activities	845	481	466
Service charges on deposits	721	684	690
Net gain on sales of investment securities	42	1,046	325
Earnings from cash surrender value of life insurance	262	264	269
Mortgage banking income	872	922	456
ATM debit card interchange income	937	844	741
Merchant services income	335	317	235
Net gain on sales of SBA loans	800	470	252
Other income	879	896	679
Total Noninterest Income	5,693	5,924	4,113
NONINTEREST EXPENSE
Salaries and employee benefits	16,929	15,564	14,043
Occupancy expense, net	2,512	2,064	1,947
Equipment expense	1,536	1,689	1,477
Pennsylvania Bank Shares Tax expense	451	648	408
FDIC Assessment	792	688	613
Legal and professional fees	802	711	588
Marketing and advertising expense	516	500	533
Software licensing	1,458	1,380	1,472
Telephone expense	497	548	569
Loss on sale or write-down of foreclosed assets	88	217	111
Intangible amortization	104	126	114
Merger and acquisition expense	619	-	762
Other expenses	5,063	4,683	4,122
Total Noninterest Expense	31,367	28,818	26,759
INCOME BEFORE PROVISION FOR INCOME TAXES	11,589	10,081	8,172
Provision for income taxes	4,500	2,277	1,644
NET INCOME	7,089	7,804	6,528
Series B preferred stock dividends and redemption premium	—	—	473
Series C preferred stock dividends	—	—	17
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$7,089	$7,804	$6,038

PER COMMON SHARE DATA:
Basic and Diluted Earnings Per Common Share	$1.67	$1.85	$1.47
Cash Dividends Declared	0.77	0.68	0.44

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.  The statements are valid only as of the date hereof and Mid Penn Bancorp, Inc. disclaims any obligation to update this information.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; the impact of Mid Penn’s announced combination with The Scottdale Bank & Trust Company; and material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.  For a list of other factors which would affect our results, see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2016. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.